As of March 15, 2000



Robert D. Rockey, Jr.
5000 North Ocean Blvd.
Myrtle Beach, SC 29577

Dear Bob:

The purpose of this letter is to record in writing the changes we have made to the arrangement we have with you as set forth in my letters of March 15, 1999 and October 19, 1999.

On March 15, 2000, the Delta Woodside and Duck Head boards of directors approved a change, which had been agreed to by you, in the arrangement concerning Duck Head incentive stock award plan awards. Under the new understanding, you will be granted incentive stock awards under the Duck Head incentive stock award plan covering the lesser of (a) 75,000 Duck Head shares or (b) Duck Head shares with a value on the date of grant of $200,000. These awards will vest to the extent of 60% of the shares covered thereby on March 8, 2001 if you are still then employed by Duck Head and to the extent of up to the remaining 40% of the shares covered thereby if specified performance criteria through March 8, 2001 are satisfied (and you are still employed by Duck Head on that date). If the number of Duck Head shares covered by the award have a value less than $200,000 on the date of grant, the difference between that value and $200,000, plus a gross-up income tax amount, will be payable in cash by Duck Head to you, subject, however, to the same vesting criteria as apply to the award for the Duck Head shares (i.e. you will be entitled to 60% of the cash if you are still employed by Duck Head on March 8, 2001 and you will be entitled to up to 40% of the remaining cash if specified performance criteria through March 8, 2001 are satisfied and you are still employed by Duck Head on that date). The period covered by the specified performance criteria will commence with the beginning of the 2001 fiscal year.

This new understanding substitutes for the sentence in the March 15, 1999 letter that read: "You will be granted incentive shares valued at $200,000 of the new Duck Head Apparel Company." It also substitutes for the sentence in the March 15, 1999 letter that read: "However, in your personal situation, it will work on a two-year basis - 30% in each year for service and 40% for performance."

Duck Head has established the Duck Head Stock Option Plan. The options to be granted under that plan to you will become exercisable over a period ending March 8, 2001. Once exercisable, they will remain outstanding for ten years after grant, subject to earlier termination in accordance with the provisions of the plan in the event of death, permanent and total disability or employment termination.

This new understanding substitutes for the sentence in the March 15, 1999 letter that read:


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"Initially,  your  participation  will be based on a two-year  performance  goal established by the Board of Directors of the new Duck Head Apparel Company." It also substitutes for the sentence in the March 15, 1999 letter that read: "Once earned, you will be fully vested in the shares and can exercise at any time with no termination date."

You understand that Duck Head will assume all of Delta Woodside's obligations under my letters to you of March 15, 1999 and October 19, 1999, as amended by this letter, and you agree that, upon the spin-off of Duck Head's shares by Delta Woodside, Delta Woodside will thereby be released from and have no further liability for those obligations.

Please confirm that this is your understanding below.

Best regards.

                                               Sincerely yours,

                                               /s/ E. Erwin Maddrey, II
                                               --------------------------------
                                               E. Erwin Maddrey, II
                                               President & CEO

I CONFIRM THE ABOVE

/s/ Robert D. Rockey, Jr.
---------------------------
Robert D. Rockey, Jr.